Exhibit 8.2

Kilpatrick Townsend & Stockton LLP ktslaw.com	3 Times Square, 28th Floor New York, NY 10036 T 212 775 8700 f 212 775 8800

July 13, 2026

Board of Directors

Pacific West Bancorp

2040 8th Avenue

West Linn, Oregon 97068

Re:         Merger of Pacific West Bancorp with and into FS Bancorp, Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date of this letter, the “Registration Statement”) of FS Bancorp, Inc., a Washington corporation (“FS Bancorp”), including the proxy statement/prospectus forming a part of the Registration Statement, relating to the proposed transaction (the “Merger”) between FS Bancorp and Pacific West Bancorp, an Oregon corporation (“Pacific West”). We have acted as counsel to Pacific West in connection with the Merger.

In connection with this opinion, we have examined (i) the Agreement and Plan of Merger dated as of February 25, 2026 (the “Merger Agreement”) by and between FS Bancorp and Pacific West and (ii) the Registration Statement. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have also participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, such discussion of those consequences, insofar as it summarizes U.S. federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described in the Registration Statement, is a fair and accurate summary in all material respects.

ANCHORAGE  ATLANTA  AUGUSTA  BEIJING  CHARLOTTE  CHICAGO  DALLAS  DENVER  HOUSTON  LOS ANGELES  NEW YORK  PHOENIX  RALEIGH

SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI  SILICON VALLEY  STOCKHOLM  TOKYO  WALNUT CREEK  WASHINGTON  WINSTON-SALEM

Pacific West Bancorp

July 13, 2026

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP